EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-53593, File No. 333-53595, File No. 333-94207, File No. 333-85288, File No. 333-88572, File No. 333-88574, File No. 333-134502, and File No. 333-141438) of our report dated March 9, 2009 with respect to the 2008 consolidated financial statements of Macatawa Bank Corporation and the effectiveness of its internal control over financial reporting, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Crowe Horwath LLP Crowe Horwath LLP

Grand Rapids, Michigan
March 9, 2009